Exhibit 99.1

Sunoco LP and SunocoCorp LLC to Transfer Listings
to the Texas Stock Exchange

DALLAS, September 10, 2026 – Sunoco LP (NYSE: SUN) (“SUN”) and SunocoCorp LLC (NYSE: SUNC) (“SUNC”) announced today that they will transfer their listings of common units from the New York Stock Exchange (“NYSE”) to the Texas Stock Exchange (“TXSE”). SUN and SUNC expect their common units to begin trading on the TXSE on October 5, 2026, under their current ticker symbols, “SUN” and “SUNC”, respectively. The common units are expected to cease trading on the NYSE at market close on Friday, October 2, 2026. No action is required by SUN or SUNC unitholders in connection with the transfer.
The move aligns SUN and SUNC’s Texas-based legacy with TXSE’s technology-driven platform, creating opportunities to enhance value and support SUN and SUNC’s continued growth.
About Sunoco
Sunoco LP is a leading energy infrastructure and fuel distribution master limited partnership operating across 33 countries and territories in North America, the Greater Caribbean and Europe. SUN’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 170 terminals. This critical infrastructure complements SUN’s fuel distribution operations, which distribute over 15 billion gallons annually to approximately 11,000 Sunoco and partner-branded retail locations, as well as independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
SunocoCorp LLC is a publicly traded limited liability company that owns a direct limited partner interest in Sunoco LP.
SUN and SUNC are headquartered in Dallas, Texas. More information is available at www.sunocolp.com.
Forward Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in SUN and SUNC’s Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. SUN and SUNC undertake no obligation to update or revise any forward-looking statement to reflect new information or events.
Contacts
Investors:
Scott Grischow, Treasurer, Senior Vice President – Finance
(214) 840-5660, scott.grischow@sunoco.com

Brian Brungardt, Director – Investor Relations
(214) 840-5437, brian.brungardt@sunoco.com
Media:
Chris Cho, Director – Communications
(469) 646-1647, chris.cho@sunoco.com

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